UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 29, 2018

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.
On October 29, 2018, Carrizo Oil & Gas, Inc. (the “Company”) entered into a thirteenth amendment to the credit agreement governing its revolving credit facility (the “Amendment”) to, among other things (i) establish the borrowing base at $1.3 billion, with an elected commitment amount of $1.1 billion, until the next redetermination thereof; (ii) reduce the applicable margins for Eurodollar loans from 1.50%-2.50% to 1.25%-2.25% and base rate loans from 0.50%-1.50% to 0.25%-1.25%, each depending on the level of facility usage and each subject to an increase of 0.25% for any period during which the ratio of Total Debt to EBITDA exceeds 3.00 to 1.00; (iii) amend the definition of “Capital Leases”; and (iv) amend certain other definitions and provisions. The capitalized terms that are not defined in this description of the Amendment, shall have the meaning given to such terms in the credit agreement.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.
 Item 8.01        Other Events.
Redemption of 7.50% Senior Notes due 2020
On October 18, 2018, the Company delivered a notice of redemption to the trustee for the Notes to call for redemption on November 19, 2018 (the “Redemption Date”) $130.0 million aggregate principal amount of the outstanding Notes, representing 100% of the aggregate principal amount of the outstanding Notes. The Company’s obligation to redeem the Notes on the Redemption Date and pay the redemption price, plus accrued and unpaid interest thereon, was conditioned upon and subject to there being made available to the Company under its revolving credit facility a commitment amount of at least $1.1 billion at the Redemption Date (the “Condition”). The Condition was satisfied on October 29, 2018, therefore, the Notes will be redeemed on the Redemption Date at a redemption price of 100.000% of the principal amount thereof plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.
The redemption is expected to be funded primarily with borrowings under the revolving credit facility. The current borrowing base under the revolving credit facility is $1.3 billion, with an elected commitment amount of $1.1 billion. The amount the Company is able to borrow is subject to compliance with the financial covenants and other provisions of the credit agreement governing the revolving credit facility.
This report shall not constitute a notice of redemption with respect to or an offer to purchase or sell (or the solicitation of an offer to purchase or sell) any securities.
Statements in this report that are not historical facts, including but not limited to those relating to the proposed redemption, proceeds to be used for the redemption, and other statements that are not historical facts, are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include availability under the Company’s revolving credit facility, market conditions, midstream agreement provisions, transportation issues, well costs, estimated recoveries, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, performance of rig operators, spacing test results, availability of gathering systems, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, the terms of the redemption, other sources and uses of funds for the Company, actions by purchasers and debt holders, post-closing adjustment and other payments, title and other defects and limitation of indemnification and other remedies, results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission.
Item 9.01        Financial Statements and Exhibits.
 (d)           Exhibits.

Exhibit Number	Description
10.1
Thirteenth Amendment to Credit Agreement, dated as of October 29, 2018, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carrizo Oil & Gas, Inc.

Date:	November 1, 2018	By:	/s/ David L. Pitts
		Name:	David L. Pitts
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Thirteenth Amendment to Credit Agreement, dated as of October 29, 2018, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lender parties thereto.

3